SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2008

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of William T. Bromage

On April 21, 2008, Webster Financial Corporation (the “Company)” announced that William T. Bromage, President, Chief Operating Officer and a director of the Company and President, Chief Operating Officer and Vice-Chairman of the Board of Directors of Webster Bank, N.A., the Company’s wholly owned subsidiary (together with the Company, “Webster”), will retire from Webster at the end of 2008. Mr. Bromage will relinquish all the offices, directorships and other positions he holds with Webster effective June 30, 2008. Mr. Bromage will serve as Vice Chairman of Webster Bank, N.A. through December 31, 2008. A copy of the press release announcing Mr. Bromage’s retirement is attached hereto as Exhibit 99.1.

(e)	Separation Agreement with Mr. Bromage

On April 24, 2008, Webster entered into a separation agreement with Mr. Bromage (the “Separation Agreement”) providing for his resignation from certain offices and directorships he holds with Webster and his eventual termination of employment with Webster. The Separation Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement.

Under the Separation Agreement and subject to the terms and conditions set forth therein, Mr. Bromage is resigning effective June 30, 2008 from all the offices, directorships and other positions he holds with Webster. He will serve as Vice Chairman of Webster Bank, N.A. until December 31, 2008, at which time his employment with Webster will terminate.

From April 25 until December 31, 2008, Mr. Bromage will continue to receive payment of his base salary and will continue to participate in all benefit programs of Webster under the terms of such programs.

Following December 31, 2008, Mr. Bromage will be entitled to the following severance payments and benefits:

i.	For each regularly scheduled pay day up to an including September 30, 2009, salary continuation payments in an amount equal to the amount of base salary he would have received if his employment had continued up to such date;

ii.	A payment equal to 157.5% of his 2008 base salary on or prior to March 15, 2009; and

iii.	If Mr. Bromage elects health care continuation coverage under COBRA, until September 30, 2009 (or, if earlier, the date Mr. Bromage terminates his COBRA coverage), Webster will pay the same percentage of the COBRA premiums for group health insurance coverage that it pays towards group health insurance coverage on behalf of similarly situated active employees.

With respect to Mr. Bromage’s outstanding equity incentive awards:

i.	Mr. Bromage will become fully vested in all of his outstanding stock options under the Company’s 1992 Stock Option Plan and all of his outstanding options will be exercisable for the full term of such options;

ii.	Mr. Bromage will become fully vested in all of his unvested restricted stock awarded under the Company’s 1992 Stock Option Plan; and

iii.	Mr. Bromage’s outstanding performance-based stock awarded under the Company’s 1992 Stock Option Plan will remain outstanding until the conclusion of the applicable performance period and the certification by the Compensation Committee of the Board of Directors of the Company of whether the performance criteria with respect to such awards have been achieved. Mr. Bromage will receive the number of shares of common stock payable under each such award at the level of performance achieved.

In addition, the Change in Control Agreement between Webster and Mr. Bromage dated as of January 1, 2008 (the “Change in Control Agreement”) is cancelled as of April 24, 2008, provided that if prior to December 31, 2008, Webster executes a definitive agreement providing for a “change in control” (as defined in the Change in Control Agreement) and the change in control occurs on or prior to December 31, 2009, Mr. Bromage will become entitled to the payments that he would have received under the Change in Control Agreement had such agreement remained in effect. Any payments that become due as a result of a change in control will be offset by payments otherwise to be made pursuant to the Separation Agreement.

In consideration for the payments described above, Mr. Bromage agreed to execute a general release of claims at the time of his termination of employment.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and General Release by and among Webster Financial Corporation, Webster Bank, National Association and William T. Bromage.

99.1	Press release dated April 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

Date: April 24, 2008	By:	/s/ Harriet Munrett Wolfe
	Name:	Harriet Munrett Wolfe
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and General Release by and among Webster Financial Corporation, Webster Bank, National Association and William T. Bromage.

99.1	Press release dated April 21, 2008.